UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 5, 2021

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	30-1205798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Shoal Creek Blvd, Suite 230-S, Austin, Texas	78757
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 693-4199

 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On April 7, 2021, Phunware, Inc. (the “Company”) entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (“B. Riley”), pursuant to which the Company may offer and sell, from time to time, shares of our common stock, par value $0.0001 per share, through or to B. Riley, as agent or principal.

Sales of shares of common stock under the Sales Agreement will be made pursuant to the Company’s registration statement on Form S-3, as amended (File No. 333-252694), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 11, 2021, and a related Prospectus Supplement filed with the SEC on April 7, 2021, for an aggregate offering price of up to $25,000,000.

The Company is not obligated to sell any shares of common stock under the Sales Agreement. Each time the Company wishes to issue and sell shares of common stock under the Sales Agreement, we will notify B. Riley of the number of shares to be issued, the dates on which such sales are anticipated to be made, any limitation on the number of shares to be sold in any one day and any minimum price below which sales may not be made. Once we have so instructed B. Riley, unless B. Riley declines to accept the terms of such notice, B. Riley has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of The Nasdaq Stock Market LLC to sell such shares up to the amount specified on such terms.

Under the terms of the Sales Agreement, B. Riley may sell shares by any method that is deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended. B. Riley’s obligations to sell shares under the Sales Agreement are subject to satisfaction of certain conditions, including customary closing conditions for transactions of this nature. The Company will pay B. Riley a commission of 3.0% of the gross proceeds of the sale price per share for shares of our common stock sold through or to B. Riley pursuant to the Sales Agreement. The Company has agreed to provide B. Riley with customary indemnification and contribution rights and to reimburse B. Riley for certain specified expenses.

The offering of shares of common stock pursuant to the Sales Agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the Sales Agreement and (ii) the termination of the Sales Agreement as permitted therein. The Company and B. Riley may each terminate the Sales Agreement at any time upon five days’ prior written notice.
The foregoing summary of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, which is filed herewith as Exhibit 10.1.

A copy of the opinion of Winstead PC relating to the legality of the issuance and sale of shares is attached hereto as Exhibit 5.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any shares under the Sales Agreement, nor shall there be any sale of such shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported on our Annual Report on Form 10-K filed with the SEC on March 31, 2021, on March 25, 2021, the Company delivered to the holder of our Series B Senior Convertible Note issued July 15, 2020 (the “Series B Convertible Note”) a Company Optional Redemption Notice (as defined in the Series B Convertible Note) exercising our right to redeem and fully satisfy all obligations under the Series B Convertible Note on April 5, 2021. On April 5, 2021, we paid to the noteholder aggregate cash proceeds of approximately $13.9 million to satisfy all obligations under the Series B Convertible Note.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
5.1	Opinion of Winstead PC.
10.1	At Market Issuance Sales Agreement, by and between Phunware, Inc. and B. Riley Securities, Inc., dated April 7, 2021.
23.1	Consent of Winstead PC (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2021	Phunware, Inc.

	By:	/s/ Matt Aune
Matt Aune Chief Financial Officer